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                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                       FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                            Commission File Number 000-24591

                                  BROADCAST.COM INC.
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                   (Exact name of registrant as specified in its charter)

                                 2914 Taylor Street
                                Dallas, Texas 75226
                                   (214) 748-6660
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            COMMON STOCK, $0.01 PAR VALUE
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              (Title of each class of securities covered by this Form)

                                        NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)   [ ]                 Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)   [ ]
          Rule 12h-3(b)(1)(i)    [ ]                 Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, broadcast.com Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE: July 21, 1999                      BY: /s/ Gary Valenzuela
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                                                Gary Valenzuela
                                                Chief Financial Officer